EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

CXR Holdings, LLC. (a Delaware limited liability company)

Cox Radio – Miami, LLC (a Delaware limited liability company)

Cox Radio – Texas, LLC (a Georgia limited liability company)

Cox Radio Trust I (a Delaware statutory trust)

Cox Radio Trust II (a Delaware statutory trust)